Exhibit 10.3

FORM OF 2021 EXECUTIVE STOCK APPRECIATION RIGHTS AWARD AGREEMENT
This Stock Appreciation Rights Award Agreement (this “Agreement”) is made and entered into as of [DATE] (the “Grant Date”) by and between Target Hospitality Corp., a Delaware corporation (the “Company”), and [NAME] (the “Participant”). This Agreement is being entered into pursuant to the Target Hospitality Corp. 2019 Incentive Award Plan (the “Plan”). Capitalized terms used in this Agreement but not defined herein will have the meaning ascribed to them in the Plan.
1. Grant. The Company hereby grants to the Participant an Award (the “Award”), subject to the terms and conditions of the Plan and this Agreement, for _________ Stock Appreciation Rights (the “SAR”).  The Award represents, for each vested SAR, the right to receive a payment in cash or Common Shares, as determined by the Committee in its sole discretion pursuant to Section 4.2 below, in an amount equal to the difference between (a) the Fair Market Value of a Common Share on the date of exercise, over (b) the Grant Date Price.  The “Grant Date Price” shall be $________________, the Fair Market Value of a Common Share on the Grant Date.
2. Vesting.
2.1 Vesting Schedule.  On each vesting date set forth below, the portion of the Participant’s Award that corresponds to such vesting date, as specified in the chart below, shall become vested and may be exercised, provided that the Participant remains in continuous service through the relevant vesting date, and except as otherwise determined by the Committee in its sole discretion or as otherwise provided in this Agreement or the Plan.
Vesting Date	Percentage of SARs Vested	Number of SARs Vested
_______________, 2022	50%
_______________, 2023	50%
2.2 Expiration. The Award shall vest and become exercisable on the vesting dates set forth above and shall expire as of the tenth anniversary of the Grant Date (the “Expiration Date”).
3. Termination of Employment/Service. Except as otherwise provided in the employment agreement entered in between the Participant and Target Logistics Management, LLC, dated [DATE] (the “Employment Agreement”), upon any termination of the Participant’s employment or service, the Award shall be treated as provided in this Section 3. In accordance with the Employment Agreement, if the Participant’s employment is terminated without Cause or by the Executive for Good Reason at any time prior to the first anniversary of the Grant Date, a minimum of 12.5% of the Award shall become vested and exercisable as of the date of such termination of employment.
3.1 Termination due to Death or Disability. If the Participant’s employment or service is terminated as a result of such Participant’s death or disability (as determined by the Committee), the unvested portion of the Award shall expire upon such termination of employment or service, and the Participant may exercise the vested portion of the Award, but only within such period of time ending on the earlier of (a) two years following such termination of employment or service, or (b) the Expiration Date.

3.2 Termination due to Retirement. If the Participant’s employment or service is terminated as a result of such Participant’s Retirement, then (a) if the Participant has been continuously employed by the Company for at least twelve (12) months following the Grant Date, then a pro-rata portion of the SARs scheduled to become vested on the next following vesting date shall be vested on his or her termination date based on completed calendar months since either (i) the Grant Date, or (ii) the initial vesting date, as applicable; (b) following the application of clause (a), the unvested portion of the Award shall expire upon such termination of employment or service, and (c) the Participant may exercise the vested portion of the Award, but only within such period of time ending on the earlier of (i) two years following such termination of employment or service, or (ii) the Expiration Date.
3.3 Termination for Reasons Other Than Retirement, Death, Disability or Cause. If the Participant’s employment or service is terminated for any reason other than such Participant’s Retirement, death or disability, and other than such Participant’s termination of employment or service for Cause, the unvested portion of the Award shall expire upon such termination of employment or service, and the Participant may exercise the vested portion of the Award, but only within such period of time ending on the earlier of (a) 90 days following such termination of employment or service, or (b) the Expiration Date.
3.4 Termination for Cause. If the Participant’s employment or service is terminated for Cause, the SARs subject to the Award (whether vested or unvested) shall immediately terminate and cease to be exercisable.
3.5 Extension of Termination Date. If following the Participant’s termination of employment or service for any reason the exercise of the SARs subject to the Award is prohibited because such exercise would violate applicable securities laws, then the expiration of the Award shall be extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that, in no event shall such expiration date be extended beyond the Expiration Date.
3.6 Qualifying Termination. Notwithstanding the foregoing, if a Change in Control occurs and the Participant experiences a Qualifying Termination, 100% of the Award shall become immediately vested and exercisable as of the date of such Qualifying Termination.
4. Manner of Exercise.
4.1 Method of Exercise. To exercise the SARs, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company a written or electronic notice of exercise in the manner designated by the Committee for such purpose.
4.2 Payment.  Upon exercise, the Company shall pay to the Participant for each of the vested SAR then exercised the difference between (a) the Fair Market Value of a Common Share on the date of exercise, over (b) the Grant Date Price (the “Payment Amount”).  Such payment may be made in cash; provided, however, that the Committee may, in its sole discretion elect to make some or all of such payment through the delivery of Common Shares with a value, determined as of the trading date immediately prior the payment date, equal to the portion of the Payment Amount which is paid through the delivery of Common Shares.  Payment shall be made as soon as administratively feasible after the exercise date, but in no event later than the March 15th in the calendar year following the calendar year of exercise.

4.3 Withholding. The Company shall have the right to require the Participant to remit to the Company, or to withhold from other amounts payable to the Participant, as compensation or otherwise, an amount sufficient to satisfy all federal, state, and local withholding tax requirements.
4.4 The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the SAR and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes in accordance with Section 16(c) of the Plan.
5. No Rights to Continued Employment/Service; No Rights as Shareholder. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or director of the Company or an Affiliate. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company or an Affiliate to terminate the Participant’s employment or service with the Company or Affiliate at any time, with or without Cause.
6. Adjustments. In the event of any change to the outstanding Common Shares or the capital structure of the Company (including, without limitation, a Change in Control), if required, the Award shall be adjusted or terminated in any manner as contemplated by Section 12 of the Plan.
7. Transferability. Unless otherwise provided by the Committee in its discretion, in accordance with Section 16(b) of the Plan, the SAR may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered.
8. Beneficiary Designation. The Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to exercise his or her rights under this Agreement and the Plan, if any, in case of his or her death, in accordance with Section 16(f) of the Plan.
9. Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Award or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Award to reduce or eliminate the Participant’s liability for Tax-Related Items.

10. Compliance with Law. The exercise of the SAR and any issuance and transfer of Common Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Common Shares may be listed. No Common Shares shall be issued pursuant to the Award unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the Common Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.
11. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the General Counsel & Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
12. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas without regard to conflict of law principles.
13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
14. Participant Bound By Plan. This Agreement is subject to all terms and conditions of the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
15. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Award may be transferred by will or the laws of descent or distribution.
16. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
17. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Award in this Agreement does not create any contractual right or other right to receive any SARs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.
18. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Award, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

19. No Impact on Other Benefits. The value of the Participant’s Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
21. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Award subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon exercise of the Award or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such exercise or disposition.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
TARGET HOSPITALITY CORP.
By: _____________________ Name: Title:
PARTICIPANT
By: _____________________ Name: